Exhibit 16.1

FEDERATED MUNICIPAL SECURITIES FUND, INC.

UNANIMOUS CONSENT OF DIRECTORS
The undersigned, being all of the Directors of Federated Municipal Securities Fund, Inc. (the "Corporation"), hereby consent, in accordance with Title 2-408, Subsection (c), Corporations and Associations, Annotated Code of Maryland, as amended, and Article II, Section 14 of the Bylaws of the Corporation, to the adoption of the following resolution with the same effect as though it had been adopted at a meeting of the Directors of the Corporation:

RESOLVED,
that the Board hereby authorizes the Secretary and Assistant Secretaries of the Corporation to sign in their place and stead, by power of attorney, the Registration Statement on Form N-14 relating to the proposed reorganization of Federated California Municipal Income Fund and Federated North Carolina Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, with Federated Municipal Securities Fund, Inc.

WITNESS the due execution hereof this 14th day of August, 2009.

/S/ John F. Donahue John F. Donahue	/S/ Peter E. Madden Peter E. Madden
/S/ John T. Conroy, Jr. John T. Conroy, Jr.	/S/ Charles F. Mansfield, Jr. Charles F. Mansfield, Jr.
/S/ Nicholas P. Constantakis Nicholas P. Constantakis	/S/ R. James Nicholson R. James Nicholson
/S/ John F. Cunningham John F. Cunningham	/S/ Thomas M. O’Neill Thomas M. O’Neill
/S/ J. Christopher Donahue J. Christopher Donahue	/S/ John S. Walsh John S. Walsh
/S/ Maureen E. Lally-Green Maureen Lally-Green	/S/ James F. Will James F. Will